                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[_]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)   Proposed maximum aggregate value of transactions:
    (5)   Total fee paid.

--------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:

[BIRMINGHAM STEEL CORPORATION]


[LOGO OF BIRMINGHAM STEEL CORPORATION LETTERHEAD]

                                           November 26, 1999

   Dear Birmingham Steel Stockholder:

   We have enclosed for your information a press release issued by Birmingham Steel on Wednesday, November 24, that contains important information about your Company. We urge you to read the enclosed press release so that you are fully informed about recent developments.

   We have also included a copy of the Company's WHITE proxy card. Since the Annual Meeting is less than a week away, if you have not already voted, we urge you to do so by returning the enclosed WHITE proxy card today.

   We sincerely appreciate your support.


                                       Very truly yours,

                                       /s/ Robert A. Garvey
                                       ROBERT A. GARVEY
                                       Chairman and Chief Executive Officer

                                   IMPORTANT

     VOTE FOR A BOARD OF DIRECTORS THAT IS COMMITTED TO BUILDING THE VALUE OF
                     BIRMINGHAM STEEL FOR ALL STOCKHOLDERS!

 WE STRONGLY URGE YOU TO VOTE FOR THE COMPANY'S BOARD OF DIRECTORS BY SIGNING,
                            DATING AND RETURNING THE
                        ENCLOSED WHITE PROXY CARD TODAY!

   If you have any questions or need assistance in voting your shares, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                BIRMINGHAM STEEL SEEKS MEETING WITH UNITED GROUP
                AND WILL EXPLORE POSSIBLE SALE OF ENTIRE COMPANY

   BIRMINGHAM, Ala., November 24, 1999 -- Birmingham Steel Corporation (NYSE:
BIR) today said it is taking steps to arrange a meeting with the United Group and, separately, that it will be exploring a possible sale of the entire Company.

   Commenting on the United Group's response yesterday to the Birmingham Steel Board's November 22nd letter, which reiterated its continued willingness to meet with representatives of the United Group to discuss issues of mutual interest and concern, Birmingham Steel's Board said it is sending the following letter to the United Group:

    "We have reviewed the letter you sent to us yesterday. Despite its tone and content, we continue to believe it is in the best interests of Birmingham Steel shareholders to have a direct meeting between the United Group and us in an effort to resolve the contest in a way beneficial to our shareholders. We hope that the dialogue between us can move from rhetoric to realism.

    "With this in mind, we continue to be prepared to meet with a willingness to discuss all matters, and invite you to do so. We will contact your representative toward this end."

   Separately, Birmingham Steel said that, reflecting interest expressed by third parties in possible transactions involving the whole Company, and the long-standing commitment of its Board of Directors to build and realize value for all of the Company's shareholders, the Board today authorized management and the Company's financial advisors, Credit Suisse First Boston, to explore actively all potentially attractive strategic alternatives, including the sale of the Company, while also continuing to pursue the sale of its SBQ operations.

   The Board believes that the strategic restructuring program that the Company is currently implementing will succeed. However, by also pursuing potential interest in a sale of the Company, the Board believes that the Company's shareholders will be given another opportunity to realize value in the near term.

   The Board emphasized that it remains concerned about the potential immediate and ongoing financial consequences associated with retention of the SBQ division even for a relatively short time and with a change in control of Birmingham Steel, including the potential that all of the Company's indebtedness could become due and payable.

   The Board of Directors has only one focus: to serve the best interests of shareholders. It is in this spirit that the Board continues to be willing to meet with the United Group and has authorized the Company's financial advisors to explore actively all potentially attractive strategic alternatives.

   Birmingham Steel operates in the mini-mill sector of the Steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

                                     # # #

Contacts: Roy Winnick
    Kekst and Company
    212-521-4842